Exhibit 99.2

Sono-Tek Organizational Announcement

August 27, 2012-Milton NY: Sono-Tek Corporation (OTCQB: SOTK), today announced a restructuring of its organization so that Dr. Joseph Riemer will become VP-Food Business Development and Stephen Harshbarger will assume the duties of President. Both executives will report to Dr. Christopher L. Coccio, Chairman and CEO.

According to Dr. Coccio, “Dr. Riemer has a long background in the food business and has brought to Sono-Tek unique knowledge of this market and customers. We feel the time has come, based on some recent successes with large multinational food companies, to increase our focus on this area that has potential for our technology and equipment. In addition to Food Business Development, Dr. Riemer will continue to handle other responsibilities including intellectual property agreements, our Quality & Assurance function, and Human Resources for the Company.”

Mr. Harshbarger has extensive experience at Sono-Tek in Customer Service, Sales, and Management of Sales and Marketing. He is intimately familiar with our products, markets, distributors, and customers. He will have the functions of Sales, Marketing, Technical Services, and Manufacturing Operations reporting to him in his new capacity as President.

These changes, combined with recent cost reductions, are designed to maximize opportunity in the current sluggish business climate in the US and overseas. They should help keep Sono-Tek profitable should the lower overall sales revenues we are experiencing in the first and second quarters of the current fiscal year continue. In addition, these changes will provide an opportunity for the growth of our younger team members with the guidance of two senior executives, the CEO and the VP-Food Business Development.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q containing additional important information.